UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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LKQ Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2006

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of LKQ Corporation at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois 60603 at 2:00 p.m., Central Time, on May 8, 2006.

This Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting and provide other information concerning LKQ that you should be aware of when you vote your shares.

The principal business of the Annual Meeting will be to elect directors, to approve a Long Term Incentive Plan, and to ratify the appointment of our independent registered public accounting firm. We also plan to review the status of the Company’s business at the meeting and answer any questions you may have.

It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you sign, date and return the enclosed proxy card as soon as possible.

On behalf of the Board of Directors and management, we would like to express our appreciation for your investment in LKQ Corporation.

Sincerely,
Donald F. Flynn Chairman	Joseph M. Holsten President and CEO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2006

Notice is hereby given that the Annual Meeting of the Stockholders of LKQ Corporation will be held at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois 60603 on Monday, May 8, 2006 at 2:00 p.m., Central Time. The purpose of our Annual Meeting is to:

1.                Elect seven directors for the ensuing year;

2.                Approve a Long Term Incentive Plan; and

3.                Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2006.

You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record on March 31, 2006. Our Proxy Statement, our Annual Report for the fiscal year ended December 31, 2005, a proxy card and a return envelope are enclosed. You may revoke your proxy at any time prior to its use at the Annual Meeting.

By Order of the Board of Directors
Victor M. Casini Vice President, General Counsel and Secretary April 6, 2006

YOU ARE URGED TO MARK, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

LKQ CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2006

We have sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of LKQ Corporation at our upcoming annual meeting of stockholders for 2006, and at any postponement or adjournment of that meeting. The meeting is to be held at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois 60603 at 2:00 p.m., Central Time, on May 8, 2006. If your proxy is properly executed and returned in a timely manner, it will be voted at the meeting according to the directions you provide. If you do not provide any direction, your proxy will be voted for the election as directors of the nominees named in this Proxy Statement, in favor of the Long Term Incentive Plan, and to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2006. Your shares will also be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You have the power to revoke your proxy at any time before it is voted, either in person at the meeting, by written notice to the Secretary of LKQ Corporation, or by delivery of a later-dated proxy.

Our principal executive offices are located at 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602 (telephone 312-621-1950). This Proxy Statement is dated April 6, 2006, and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words “LKQ,” “Company,” “we,” “our,” “ours,” and “us” refer to LKQ Corporation and its subsidiaries.

On December 15, 2005, our Board of Directors declared a two-for-one split of the shares of our common stock payable as a stock dividend to the stockholders of record on January 3, 2006. We paid the stock dividend on January 13, 2006. All information regarding the number of shares of our common stock in this Proxy Statement reflects the two-for-one stock split.

In accordance with rules promulgated by the Securities and Exchange Commission, the information below included under the captions “Report of the Audit Committee,” “Report of the Compensation Committee,” and “Performance Graph” will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”).

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record at the close of business on March 31, 2006 are entitled to vote at the annual meeting of stockholders. The only outstanding voting stock of the Company is our common stock, of which 52,610,650 shares were outstanding as of the close of business on March 31, 2006. Each share of common stock is entitled to one vote.

The seven nominees who receive the highest number of affirmative votes will be elected as our directors. For this purpose, only the affirmative votes from the holders of the shares of common stock who are present in person or represented by proxy and entitled to vote at the meeting will be counted. In general, stockholder approval of any other matter requires the affirmative vote of the holders of a majority of the shares of common stock who are present in person or represented by proxy and entitled to vote at the meeting. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of common stock represented at the meeting constitute a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention from voting on a matter has the same legal effect as a vote against that matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect other than to reduce the number of affirmative votes needed to approve a proposal.

1.   ELECTION OF OUR BOARD OF DIRECTORS

Seven directors are to be elected at the meeting. We have designated the persons named below as nominees for election as directors. If elected, they will serve for a term expiring at our annual meeting of stockholders in 2007. All of the nominees are serving as directors as of the date of this Proxy Statement.

Unless you otherwise instruct us, your properly executed proxy, that is returned in a timely manner, will be voted for election of these seven nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of directors to be elected.

The names of the nominees, and certain information about them, are set forth below.

Name	Age	Director Since	Position(s)
A. Clinton Allen(1)(2)(4)	62	May 2003	Director
Robert M. Devlin(2)(3)	65	August 2003	Director
Donald F. Flynn(4)	66	February 1998	Chairman of the Board
Joseph M. Holsten(4)	53	November 1998	President, Chief Executive Officer and Director
Paul M. Meister(1)(3)	53	February 1999	Director
John F. O’Brien(1)(2)	62	July 2003	Director
William M. Webster(3)	48	June 2003	Director

(1)          Member of the Audit Committee

(2)          Member of the Compensation Committee

(3)          Member of the Governance/Nominating Committee

(4)          Member of the Executive Committee

Biographical information concerning our seven nominees is presented below.

A. Clinton Allen. Mr. Allen currently is Chairman and Chief Executive Officer of A.C. Allen & Company, an investment banking consulting firm. Mr. Allen was Vice Chairman of Psychemedics Corporation, a provider of drug testing services, from October 1989 until March 2002 and Chairman of Psychemedics Corporation from March 2002 until November 2003. Mr. Allen was Vice Chairman and a director of The DeWolfe Companies, Inc., a real estate company, from 1991 until it was acquired by Cendant Corporation in September 2002. Additionally, he was a director and member of the executive committee of Swiss Army Brands Inc., a worldwide company selling knives, watches and related accessories, from 1995 until it was acquired by Victorinox Corporation in August 2002. Mr. Allen is the Lead Director of Steinway Musical Instruments, Inc., a manufacturer of musical instruments; a director and non-executive Chairman of Collector’s Universe, Inc., a provider of services and products to dealers and collectors of high-end collectibles; a director of Brooks Automation, a provider of automation technology to the semiconductor industry; and a director of Source Interlink Companies, Inc., an entertainment products marketing, merchandising and fulfillment company.

Robert M. Devlin. Mr. Devlin has been the chairman of Curragh Capital Partners, a private equity firm, since October 2001. Prior to October 2001, he was employed by American General Corporation and its affiliates since 1977, serving most recently as Chairman (since 1997), and President and Chief Executive Officer (since 1996). He was Vice Chairman of American General from September 1993 to October 1995 and served as director from October 1993 to September 2001. From September 1986 to September 1993, Mr. Devlin was President and Chief Executive Officer of American General Life. Mr. Devlin is a member of the board of directors of Cooper Industries, a manufacturer of electrical products, tools and hardware. Mr. Devlin also serves as a member of the board of directors and on the executive committee of the International Insurance Society, Inc.

Donald F. Flynn. Mr. Flynn is and has been the sole stockholder of Flynn Enterprises, Inc., a venture capital, hedging and consulting firm, since its inception in March 1992. Mr. Flynn also was the Vice Chairman of Blue Chip Casino, Inc., an owner and operator of a riverboat gaming vessel in Michigan City, Indiana, from February 1997 until November 1999, when Blue Chip was sold to Boyd Gaming Corporation. Mr. Flynn was Chairman of the Board of Discovery Zone, Inc., an owner and franchiser of indoor children’s playgrounds, from July 1992 until May 1995, and remained a member of the Board until February 1996. He was also Chief Executive Officer of Discovery Zone from July 1992 to April 1995. From 1972 through 1990, Mr. Flynn held various positions at Waste Management, Inc., a solid waste services company, including Senior Vice President and Chief Financial Officer. Mr. Flynn was one of three investors who acquired control of Blockbuster Entertainment Corporation, the world’s largest video rental company, in 1987 and was a director thereof from February 1987 until September 1994 when Blockbuster was sold to Viacom Inc. Mr. Flynn also serves as a member of the Board of Trustees of Marquette University. Mr. Flynn is a director and major shareholder of Emerald Casino, Inc., a former owner of a license to operate a riverboat casino in the State of Illinois. Kevin F. Flynn, Mr. Flynn’s son and a former director of ours, was the Chief Executive Officer of Emerald from June 1999 to August 2002. In January 2001, the Illinois Gaming Board issued an initial decision, based on preliminary findings, to revoke Emerald’s license based, among other things, on allegations that Donald Flynn and Kevin Flynn made certain misrepresentations to the Illinois Gaming Board in connection with investigations conducted by the Board and that two proposed minority investors in Emerald had ties to organized crime. Emerald and the Flynns deny the allegations, and Emerald appealed the decision to revoke the license. In July 2002, certain creditors filed an involuntary Chapter 7 bankruptcy petition against Emerald, which was converted by Emerald to a voluntary Chapter 11 case. The bankruptcy court confirmed a plan of reorganization in July 2004. In May 2005, the Illinois Gaming Board reversed its decision to support the plan of reorganization and recommended proceedings to revoke Emerald’s license. On November 15, 2005, an administrative law judge issued a decision recommending the revocation of Emerald’s license based, among other things, on the same findings made by the Illinois Gaming Board in January 2001. On December 20, 2005, the Illinois Gaming Board concurred with the recommendation of the administrative law judge. On December 21, 2005, the U.S. Court of Appeals for the Seventh Circuit issued an order enjoining the Illinois Gaming Board from taking any further action with respect to the license. A decision from the Seventh Circuit is pending. On January 25, 2006, several Emerald investors filed a lawsuit against Mr. Flynn and others alleging, among other things, fraud and breach of fiduciary duties in connection with the Emerald matter.

Joseph M. Holsten. Mr. Holsten joined us in November 1998 as our President and Chief Executive Officer. Prior to joining us, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc where his responsibility was to streamline operating activities. Prior to working for Waste Management, Mr. Holsten was a staff auditor at a public accounting firm.

Paul M. Meister. Mr. Meister is Vice Chairman of the Board of Fisher Scientific International, Inc., which provides products and services to research, healthcare, industrial, educational and government markets. He has been Vice Chairman of the Board of Fisher Scientific since March 2001 and was Vice Chairman, Executive Vice President and Chief Financial Officer of Fisher Scientific from March 1998 to

February 2001. Prior to 1998, Mr. Meister served as Fisher Scientific’s Senior Vice President and Chief Financial Officer. In addition, Mr. Meister is a director of M&F Worldwide Corp.

John F. O’Brien. Mr. O’Brien retired in 2002 as the Chief Executive Officer of Allmerica Financial Corporation, a public insurance company. In addition to serving on our Board of Directors, he is a director of Cabot Corporation, a global specialty chemicals corporation, The TJX Companies, Inc., a discount retailer of apparel and home fashions, Abiomed, Inc., a developer and manufacturer of cardiovascular products, and a family of mutual funds managed by Merrill Lynch Investment Managers, an investment management advisory firm. From August 1989 to November 2002, Mr. O’Brien was President and Chief Executive Officer of Allmerica Financial Corporation. From 1968 to 1989, Mr. O’Brien held several positions at Fidelity Investments, including Group Managing Director of FMR Corporation (from 1986 to 1989), Chairman of Institutional Services Company (from 1986 to 1989) and Chairman of Brokerage Services, Inc. (from 1984 to 1989).

William M. Webster, IV. Mr. Webster is the co-founder and Vice Chairman of the Board of Directors for Advance America, Cash Advance Centers, Inc., the largest payday advance lender in the United States. Prior to founding Advance America in 1997, Mr. Webster was part of the Bush-Clinton transition team and subsequently served the Clinton Administration in various capacities, including Chief of Staff to the Secretary of Education, Richard W. Riley, and as Assistant to the President and Director of Scheduling and Advance in the White House. Mr. Webster is the Past President and a Founding Board Member of the Community Financial Services Association (CFSA), the national trade association for payday advance lenders.  Mr. Webster is a Fulbright Scholar and a Phi Beta Kappa graduate of Washington and Lee University, where he earned a B.A. degree in English and German. He also holds a J.D. degree from the University of Virginia.

We recommend that you vote “FOR” the election
of each of the nominees for director.

Compensation of Directors

Each of our non-employee directors receives compensation of $15,000 each calendar quarter for serving on the board, and an additional $1,500 each calendar quarter for each committee (not including the Executive Committee) of which such director was a member. A director’s compensation may be taken, at the option of the director, in cash or shares of our common stock. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with such services.

On December 15, 2005, our Board of Directors increased the size of the Executive Committee from two to three members, elected Mr. Allen to the Executive Committee, and provided that each member of the Executive Committee would receive compensation of $6,250 in cash each calander quarter for serving on the Executive Committee.

Stock Option and Compensation Plan for Non-Employee Directors

Our Board of Directors adopted our Stock Option and Compensation Plan for Non-Employee Directors in June 2003, and the Stock Option and Compensation Plan for Non-Employee Directors was approved by our stockholders in September 2003. We have reserved a total of 1,000,000 shares of common stock for issuance under the Stock Option and Compensation Plan for Non-Employee Directors.

Only non-employee directors are eligible for grants under our Stock Option and Compensation Plan for Non-Employee Directors. The plan provided for an initial grant to each non-employee director of an option to purchase 60,000 shares of common stock upon the consummation of our initial public offering, with an exercise price equal to the initial public offering price. The plan also provides for an initial grant to a new non-employee director upon his or her election to our Board of Directors of an option to purchase 60,000 shares of common stock. Subsequent to the initial grant, each non-employee director has received and in the future will be automatically granted an option to purchase 20,000 shares of common stock on each anniversary of the granting of the initial stock option to that non-employee director.

The option grants under the Stock Option and Compensation Plan for Non-Employee Directors are automatic, and the exercise price of the options is 100% of the fair market value of our common stock on the grant date. The initial term of the options granted under the Stock Option and Compensation Plan for Non-Employee Directors is ten years. If the optionee ceases to be a director of the Company for any reason, the options will expire upon the earlier of five years after termination of the optionee’s status as a director or the expiration of the initial term. Each option will become exercisable with respect to all of the shares subject to the option six months after the date of its grant. If we engage in a merger, consolidation or reorganization with another company, each option to purchase a share of common stock will become exercisable for the number and kind of securities to which holders of our common stock will be entitled under the transaction.

The Stock Option and Compensation Plan for Non-Employee Directors will terminate in June 2013, unless our Board of Directors terminates it sooner.

Meetings and Committees of the Board

Our Board of Directors has four standing committees. They are the Executive Committee, the Audit Committee, the Compensation Committee and the Governance/Nominating Committee. The functions and membership of each Committee are described below.

The Executive Committee, which is composed of Messrs. Allen, Flynn and Holsten, has the same powers and authority as the Board of Directors in connection with acquisitions by LKQ involving no more than $25,000,000 of consideration per acquisition and in connection with other matters as delegated by the Board of Directors.

The Audit Committee’s functions include selecting our independent registered public accounting firm; reviewing the arrangements for, and scope of, the independent registered public accounting firm’s examination of our financial statements; meeting with the independent registered public accounting firm and certain of our officers to review the adequacy and appropriateness of our system of internal control and reporting, our critical accounting policies, and our public financial disclosures; ensuring compliance with our codes of ethics; and performing any other duties or functions deemed appropriate by the Board of Directors. Messrs. Allen, Meister and O’Brien are currently the members of the Audit Committee. All of the Audit Committee members satisfy the independence, financial literacy, and expertise requirements of the rules of the Nasdaq National Market. Our Board of Directors has determined that Mr. Meister satisfies the requirements for an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission. The Audit Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com.

The Compensation Committee is responsible for establishing and making recommendations to the Board of Directors regarding compensation to be paid to our executive officers and is responsible for the administration and interpretation of, and the granting of options under, our stock option plans. Messrs. Allen, Devlin and O’Brien, who are all independent as defined in the Nasdaq National Market’s listing standards, are currently the members of the Compensation Committee. The Compensation Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com.

The Governance/Nominating Committee is responsible for developing policies and processes designed to provide for effective and efficient governance by the Board of Directors and for identifying qualified individuals and nominating such individuals for membership on the Board of Directors and its committees. The Governance/Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders and will apply the same evaluation to such recommendations submitted by stockholders as to recommendations submitted by any other person or entity. The Governance/Nominating Committee operates under a written charter, which is available on our corporate website at www.lkqcorp.com. The charter includes a statement of the competencies and personal attributes of nominees to the Board of Directors to be used as a guideline in connection with their evaluation. Stockholders who wish the Governance/Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Governance/Nominating Committee in care of the Secretary of the Company at the Company’s principal executive offices, as described in the section below entitled “Submitting Your Proposals for the 2007 Annual Meeting.” Messrs. Devlin, Meister and Webster, all of whom are independent as defined in the Nasdaq National Market’s listing standards, are currently the members of the Governance/Nominating Committee.

In 2005, our Board of Directors held eight meetings and acted three times by written consent. In 2005, the Executive Committee held no meetings and acted five times by written consent; the Audit Committee held eight meetings and acted five times by written consent; the Compensation Committee held eight meetings and acted seven times by written consent; and the Governance/Nominating Committee held two meetings and acted two times by written consent. Each of our incumbent directors participated in at least 75% of the aggregate of all Board meetings and all meetings of Board committees on which such person served during 2005.

We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, although we encourage our directors to attend these meetings. All of our directors attended our annual meeting of stockholders in May 2005.

Stockholder Communications with the Board of Directors

Stockholders desiring to contact the Board of Directors or any committee of the Board should address the communication to LKQ Corporation, 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602, Attention: Secretary, with a request to forward the communication to the intended recipient. All such communications will be forwarded unopened.

Report of the Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of LKQ’s financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2005. Management is responsible for those financial statements and the reporting process, including the system of internal control. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee met privately with Deloitte & Touche and discussed issues of significance, including those required by Statements on Auditing Standards No. 61 and No. 90 (Communications with Audit Committees). In addition, the Audit Committee received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with Deloitte & Touche its independence from LKQ and its management. The Audit Committee also considered whether the provision of non-audit services by Deloitte & Touche was compatible with maintaining Deloitte & Touche’s independence.

Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be filed with LKQ’s Annual Report on Form 10-K for the year ended December 31, 2005.

In compliance with the Sarbanes-Oxley Act of 2002, the Board of Directors has established procedures for the confidential reporting of employee concerns with regard to accounting controls and auditing matters. All members of the Audit Committee meet the independence standards established by the Nasdaq National Market.

By the Audit Committee:
Paul M. Meister
A. Clinton Allen
John F. O’Brien

2.   ADOPTION OF A LONG TERM INCENTIVE PLAN

On January 27, 2006, our Board of Directors approved, subject to the approval of our stockholders, the LKQ Corporation Long Term Incentive Plan. The purpose of the Long Term Incentive Plan is to offer to certain key employees the opportunity to receive long term performance awards.

At the meeting, stockholders will be requested to consider and approve the proposed Long Term Incentive Plan. Section 162(m) of the Internal Revenue Code limits the deduction by the Company for federal income tax purposes of compensation paid to certain executive officers of the Company in excess of $1 million in any year for each such officer. Stockholder approval of the Long Term Incentive Plan would exempt any amounts paid under the plan from counting toward the $1 million test. Stockholder approval of the Long Term Incentive Plan is not otherwise required. In the event that the stockholders do not approve the Long Term Incentive Plan, our Board will consider whether to adopt the plan without stockholder approval.

Our Board of Directors believes that stockholder approval of the Long Term Incentive Plan is important to help minimize the payment of federal income taxes by the Company and to help provide long term incentives to our key employees. Our Board therefore unanimously recommends approval of the plan.

Description of the Plan

A brief description of the Long Term Incentive Plan is set forth below and is qualified in its entirety by reference to the complete text, a copy of which is attached to this Proxy Statement as Appendix A.

Administration.   The Compensation Committee of our Board of Directors has the authority to administer the Long Term Incentive Plan. The authority of the Compensation Committee includes the selection of the persons who participate in the plan, the determination of performance objectives that must be met to receive an award payment under the plan, and the interpretation of the terms of the plan and of the awards granted under the plan.

Participants.   The Compensation Committee may select officers and other key persons to participate in the plan, including our executive officers. The Compensation Committee will select the officers and key persons to participate whose participation will contribute, in the opinion of the committee, to an increase in stockholder value. On January 27, 2006, the Compensation Committee determined, subject to stockholder approval of the plan, that each of our nine executive officers would participate in the plan in 2006.

Performance Awards.   Each participant in the Long Term Incentive Plan will be entitled to a performance award for each performance period under the plan. Performance periods will begin on

January 1 and end on December 31 of the third calendar year thereafter. Performance awards will be equal to the participant’s base salary (at the end of the applicable performance period) multiplied by an “Award Percentage.”  A participant’s Award Percentage is determined by three components: the growth over the performance period of each of our earnings per share, our total revenue, and our return on equity. The Compensation Committee will determine for each participant the range of Award Percentages based on different growth scenarios of the components.

Cash and Deferred Payments.   One-half of any performance award achieved is payable promptly after the end of the applicable performance period. A participant must be an employee of the Company throughout the performance period to be eligible for the first 50% payment. The other half of the performance award is deferred and payable in three equal installments on each one year anniversary of the end of the performance period over a total of three years. A participant must be an employee of the Company on each such anniversary date to be eligible for the respective deferred payment, unless the participant is not an employee as a result of death, total disability or normal retirement at age 65, in which case the participant (or his or her estate) will be entitled to all of the deferred payments upon such death, disability or retirement. Interest on the deferred portion of the performance award will accrue at the prime rate and be payable to the participant at the same time as the deferred installments are paid.

Change of Control.   In the event of a change of control of the Company (as defined by the Internal Revenue Service for purposes of deferred payments and as defined in our 1998 Equity Incentive Plan for purposes of other payments), all performance periods are deemed to end as of the end of the calendar quarter coincident with or next following the change of control, each performance award will vest, the Compensation Committee will calculate the amount of each such performance award (taking into account the decreased length of the performance period and the time value of money because of early payment), and the performance awards will be paid to the participants.

Termination or Amendment.   The Compensation Committee may terminate or amend the plan at any time. No such termination or amendment can affect a participant’s right to receive a vested performance award under the plan.

Performance Awards for Certain Persons.   In the event that the stockholders approve the Long Term Incentive Plan, the following table sets forth the range of percentages of base salary that may be paid under the plan to each of our Chief Executive Officer and our four other highest compensated executive officers for the first performance period (January 1, 2006 to December 31, 2008). The actual amount paid, if any, will depend on the achievement of the growth targets of our earnings per share, total revenue and return on equity.

Name and position	Range of Award Percentages
Joseph M. Holsten, President and Chief Executive Officer	0—275%
Mark T. Spears, Executive Vice President and Chief Financial Officer	0—250%
Leonard A. Damron, Senior Vice President—Southwest Region	0—150%
Steven H. Jones, Vice President—West Region and Core Operations	0—150%
H. Bradley Willen, Vice President—Midwest Region	0—150%

We recommend that you vote “FOR” the Long Term Incentive Plan.

3.   APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee of our Board of Directors has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2006. Deloitte & Touche LLP has served as our independent registered public accounting firm since July 1998 and also has provided non-audit services from time to time.

Audit Fees and Non-Audit Fees

The following table summarizes the fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for audit and other services for the periods indicated.

	2004	2005
Audit Fees	$856,500	$1,035,900
Audit-Related Fees	42,400	18,000
Tax Fees	92,100	114,060
All Other Fees	0	0
	$991,000	$1,167,960

For 2004, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly financial statements, and the audit of management’s assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002. Audit-related services included a benefit plan audit and assistance with financial due diligence relating to an acquisition. Tax services included federal and state tax compliance and research.

For 2005, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly financial statements, the audit of management’s assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and services related to our “follow-on” public offering of common stock in October 2005. Audit-related services included a benefit plan audit. Tax services included federal and state tax compliance and research.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm on a case-by-case basis. In making such determinations, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence. All of the non-audit services provided by our independent registered public accounting firm in 2005 were pre-approved in accordance with this policy.

Representatives of Deloitte & Touche LLP will be available at the annual meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the annual meeting, although they will have the opportunity to do so.

We recommend that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2006.

OTHER MATTERS

We know of no matters to be brought before the annual meeting other than those described above. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of March 31, 2006, certain information regarding the beneficial ownership of our common stock by:

•       each person known by us to be the beneficial owner of 5% or more of the outstanding common stock;

•       each of our directors and named executive officers; and

•       all of our directors and executive officers as a group.

There were approximately 72 record holders and approximately 3,750 beneficial holders of common stock and 52,610,650 shares of common stock outstanding on that date.

	Shares Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number	Percent
Donald F. Flynn(3)	3,887,004	7.3
Leonard A. Damron(4)	3,167,670	6.0
A. Clinton Allen(5)	246,000	*
Robert M. Devlin	200,000	*
Paul M. Meister	338,206	*
John F. O’Brien	200,000	*
William M. Webster, IV(6)	200,000	*
Joseph M. Holsten	1,188,055	2.2
Mark T. Spears	839,378	1.6
Steven H. Jones(7)	205,579	*
H. Bradley Willen(8)	310,832	*
All directors and executive officers as a group (15 persons)	11,689,603	20.8

*       Represents less than 1% of our outstanding common stock.

(1)    The address of each such person is c/o LKQ Corporation, 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602.

(2)    Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. The numbers and percentages of shares owned by the persons or group of persons in this table assume in each case that currently outstanding stock options or warrants covering shares of common stock of the Company that were exercisable within 60 days of March 31, 2006 had been exercised by that person or group as follows: Donald F. Flynn—500,000; Leonard A. Damron—45,600; A. Clinton Allen—100,000; Robert M. Devlin—100,000; Paul M. Meister—100,000; John F. O’Brien—100,000; William M. Webster, IV—100,000; Joseph M. Holsten—994,555; Mark T. Spears—719,378; Steven H. Jones—64,591; H. Bradley Willen—128,338; all directors and executive officers as a group—3,698,007.

(3)    Includes 3,387,004 shares of common stock owned by DNB, L.P., a Delaware limited partnership wholly-owned by Mr. Flynn. The shares held by DNB, L.P. represent 6.5% of the shares of common stock currently outstanding.

(4)    Includes 2,100,000 shares of common stock owned by Damron LKQ Partnership, a Colorado partnership indirectly wholly-owned by Mr. Damron. The shares held by Damron LKQ Partnership represent 4.0% of the shares of common stock currently outstanding.

(5)    Includes 2,000 shares held by an IRA, of which Mr. Allen is the beneficiary, and 14,000 shares owned by Mr. Allen’s wife.

(6)    Includes 10,000 shares owned by a trust of which Mr. Webster’s minor son is the beneficiary.

(7)    Includes 50 shares owned by Mr. Jones’ minor daughter.

(8)    Includes 182,494 shares of common stock owned by the H. Bradley Willen Grantor Trust, of which Mr. Willen is the sole trustee and a beneficiary.

EXECUTIVE COMPENSATION

The following table sets forth, on an annualized basis with respect to salary information, information regarding the compensation we paid to our Chief Executive Officer and our four other highest compensated executive officers (the “Named Executive Officers”) for all services they rendered to us during 2005, 2004 and 2003. Currently, we do not have a restricted stock award program or a long-term incentive plan. At the annual meeting, the stockholders will consider the adoption of a long-term incentive plan.

SUMMARY COMPENSATION TABLE

				Long Term Compensation
	Fiscal	Annual Compensation		Awards- Securities Underlying	All Other Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	($)(1)
Joseph M. Holsten	2005	450,000	675,000	442,000	13,049
President and Chief Executive	2004	425,000	318,750	50,000	14,698
Officer	2003	393,750	460,688	150,000	14,699
Mark T. Spears	2005	320,000	320,000	224,000	10,741
Executive Vice President and	2004	304,000	152,000	25,000	10,329
Chief Financial Officer	2003	288,750	225,225	100,000	10,624
Leonard A. Damron	2005	250,000	125,000	—	1,071
Senior Vice President—	2004	250,000	94,000	—	1,101
Southeast Region	2003	250,000	19,500	—	1,908
Steven H. Jones	2005	250,000	92,625	10,000	7,139
Vice President—	2004	196,000	66,738	20,000	5,878
West Region and Core Operations	2003	191,000	82,236	12,400	6,110
H. Bradley Willen	2005	220,000	110,000	23,000	7,107
Vice President—	2004	220,000	22,000	11,500	7,056
Midwest Region	2003	215,000	90,945	18,000	7,253

(1)          These amounts represent matching contributions under our retirement plans, the amount of life insurance premiums paid by us for the benefit of the Named Executive Officers, and the amount added to the compensation of the Named Executive Officers as reimbursement for their payment of the premiums for disability insurance. The amounts for each Named Executive Officer for each such category of compensation are set forth in the table below.

Name	Fiscal Year	Retirement Plans	Life Insurance Premiums	Disability Insurance Premiums
Joseph M. Holsten	2005 2004 2003	11,690 13,249 12,704	804 864 1,287	555 585 708
Mark T. Spears	2005 2004 2003	9,598 9,120 8,683	588 624 1,233	555 585 708
Leonard A. Damron	2005 2004 2003	— — —	516 516 1,200	555 585 708
Steven H. Jones	2005 2004 2003	6,212 4,910 4,352	372 396 1,200	555 585 708
H. Bradley Willen	2005 2004 2003	6,108 6,612 6,134	444 444 1,119	555 — —

The following table sets forth individual grants of stock options made to the Named Executive Officers during 2005.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price Per Share ($)(3)	Expiration Date	Grant Date Present Value ($)(4)
Joseph M. Holsten	100,000(1) 342,000(2)	6.8 23.3	8.84 8.33	01/14/15 01/28/15	408,500 1,162,800
Mark T. Spears	50,000(1) 174,000(2)	3.4 11.9	8.84 8.33	01/14/15 01/28/15	204,250 591,600
Leonard A. Damron	—	—	—	—	—
Steven H. Jones	20,000(1)	1.4	8.84	01/14/15	81,700
H. Bradley Willen	23,000(1)	1.6	8.84	01/14/15	93,955

(1)          The vesting schedule for each of these options is as follows:  June 14, 2005 with respect to 50% of the number of shares subject to such option and, with respect to an additional 5.555% of the number of shares subject to such option, January 14, 2006 and each six month anniversary thereafter until January 14, 2010.

(2)          These options were immediately exercisable on the date of grant (January 28, 2005) with respect to all of the shares subject to the options.

(3)          Under our employee stock option plan pursuant to which these options were granted, the exercise price must be no less than the fair market value of our common stock on the date of grant.

(4)          These amounts were calculated using the Black-Scholes option pricing model with the following assumptions: expected volatility—40%; risk free rate of return—3.8 to 4.2%; dividend yield—0%; and time of exercise—5 to 7.5 years.

The following table provides information about the value realized upon the exercise of options to purchase our common stock in 2005 and the value of unexercised options to purchase our common stock at December 31, 2005, for the Named Executive Officers.

AGGREGATE 2005 OPTION EXERCISES AND YEAR END VALUES

	Shares		Number of Securities Underlying Unexercised Options at 12/31/05		Value of Unexercised In-the-Money Options at 12/31/05*
Name	Acquired On Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Joseph M. Holsten	470,000	4,851,675	1,079,306	285,194	10,884,312	3,402,698
Mark T. Spears	200,000	2,300,000	662,178	203,822	6,437,974	2,486,566
Leonard A. Damron	—	—	38,400	13,600	551,104	191,016
Steven H. Jones	9,600	71,280	56,711	31,489	611,798	378,944
H. Bradley Willen	—	—	118,118	42,082	1,414,514	511,388

*                    This column indicates the aggregate amount, if any, by which the market value of our common stock on December 30, 2005 (the last trading date of 2005) exceeded each option’s exercise price, based on the closing per share sale price of our common stock on the Nasdaq National Market on December 30, 2005 of $17.31.

Equity Compensation Plan Information

We have three compensation plans under which we have issued our common stock to our employees, officers and directors. These plans are our: 1998 Equity Incentive Plan; CEO Equity Incentive Plan; and Stock Option and Compensation Plan for Non-Employee Directors. The 1998 Equity Incentive Plan and the Stock Option Plan for Non-Employee Directors have been approved by our stockholders.

1998 Equity Incentive Plan

On February 13, 1998, our Board of Directors adopted and our stockholders approved the LKQ Corporation 1998 Equity Incentive Plan which was subsequently amended in March 2002 and May and August 2005. The purpose of the equity incentive plan is to benefit us and our subsidiaries by enabling us to offer persons associated with us stock-based incentives.

Under the equity incentive plan, we may grant stock options, awards of restricted stock, stock appreciation rights, performance shares, and performance units. The Compensation Committee has the authority to administer the equity incentive plan and may make awards encompassing a total of not more than 14,000,000 shares of common stock. Shares subject to awards granted under the equity incentive plan that are returned to us as payment for the exercise price or tax withholding amount relating to the award or with respect to which awards expire or are forfeited or are paid in cash, would again be available for grant under the equity incentive plan.

The Compensation Committee has the power to set the terms and conditions to which each award is subject, including the times at which it is exercisable, except that: (i) the exercise price may not be less than the fair market value of the common stock on the date the award is granted, (ii) the period of restriction for restricted stock must be a minimum of one year for performance-based awards and a minimum of three years for non-performance-based awards, and (iii) the performance period for performance shares and performance units must be a minimum of one year.

Upon a change in control, awards under the equity incentive plan become immediately exercisable, restrictions thereon lapse, and maximum payout opportunities are deemed earned, as the case may be, as of the effective date of the change in control. The Board of Directors may amend or terminate the equity incentive plan in whole or in part at any time, subject to applicable law, rule, or regulation; provided, however, that the Board may not, without stockholder approval, (i) materially increase the benefits accruing to participants, (ii) materially increase the number of securities which may be issued under the equity incentive plan, or (iii) materially modify the requirements for participation in the equity incentive plan. No amendment, modification, or termination of the equity incentive plan can adversely affect in any material way any award previously granted, without the written consent of the participant holding such award.

CEO Equity Incentive Plan

The CEO Equity Incentive Plan was adopted on November 2, 1998 with terms substantially the same as the 1998 Equity Incentive Plan, except that the exercise price of options granted under the CEO Plan may be less than the fair market value of our common stock on the date the option is granted. There were 350,000 shares available for grant under the CEO Plan, and on November 2, 1998 all 350,000 shares were granted to our Chief Executive Officer with an exercise price of $5.00 per share when options under the 1998 Equity Incentive Plan were granted with an exercise price of $6.25 per share. The difference between the fair market value and the option exercise price was recorded as deferred compensation and was charged against operating income over the five-year vesting period of the option. The CEO Plan was not approved by our stockholders.

The following table provides information about our common stock that may be issued upon the exercise of options under all of our equity compensation plans as of December 31, 2005.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	7,295,670	$6.81	4,493,820
Equity compensation plans not approved by stockholders	221,000	$5.00	0
Total	7,516,670	$6.76	4,493,820

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and any other person who owns more than 10% of our common stock, to file reports with the Securities and Exchange Commission regarding their ownership of the Company’s stock and changes in such ownership. Based on our review of copies of these reports, we believe that during 2005 such persons have complied with their filing requirements.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of Messrs. Allen, Devlin and O’Brien. It determines the compensation of our Chief Executive Officer and of our other executive officers. None of Messrs. Allen, Devlin or O’Brien is an employee of the Company nor are they officers of any entity for which one of our executive officers makes compensation decisions.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of our Board of Directors evaluates and determines the compensation of our executive officers. The Compensation Committee also authorizes option grants to our key employees. The current members of our Compensation Committee are Messrs. Allen, Devlin and O’Brien. The following report concerns compensation paid or awarded to our executive officers during 2005.

General Policies

Our compensation program is intended to enable us to attract, motivate, reward and retain the management talent needed to achieve our corporate objectives in a highly competitive industry, and thereby increase stockholder value. It is our policy to provide incentives to the Company’s senior management to achieve both short-term and long-term goals. To attain these goals, our policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation. We believe that such a policy, which directly aligns the financial interests of management with your financial interests, provides the proper incentives to attract, motivate, reward and retain high quality management. In determining the nature and amounts of compensation for the Company’s executive officers, we take into account all factors that we consider relevant, including overall business conditions and those in our industry, the Company’s performance in light of those conditions, the market rates of compensation for executives of similar backgrounds and experience, and the performance of the specific executive officer.

We have reviewed and considered all compensation elements for our executive officers. The Compensation Committee makes all decisions regarding executive officer compensation except that, in certain cases involving a material departure from past practice, the matter is submitted to the Board of Directors for consideration.

In October 2004, we hired a compensation consultant to assess the compensation program for our named executive officers. We used the information provided by the consultant to help us make decisions regarding executive compensation in 2005. The compensation consultant has not done any other work for the Company. We do not have a deferred compensation program other than as described below under “Retirement Plans.” Management reports to the Compensation Committee on a quarterly basis regarding any material perquisites provided to executive officers of the Company.

Section 162(m) of the Internal Revenue Code limits the deduction for federal income tax purposes of certain compensation paid in any year by a publicly-held corporation to its chief executive officer and its four other highest compensated officers to $1 million per executive (the “$1 million cap”). The $1 million cap does not apply to “performance-based” compensation plans as defined under Section 162(m). We believe that the Company’s stock option plans (other than the CEO Equity Incentive Plan) qualify as “performance-based” plans that are not subject to the $1 million cap. The CEO Equity Incentive Plan qualifies under an exemption from the $1 million cap for plans that existed prior to a company becoming publicly held. The sum of the 2005 base salary and 2005 bonus (paid in the first quarter of 2006) of our Chief Executive Officer exceeded the $1 million cap by $125,000. The compensation that is subject to the $1 million cap paid to our other executive officers did not exceed the cap in 2005. The compensation that is subject to the $1 million cap paid to our executive officers is not expected to exceed the $1 million cap in 2006, except in the case of our Chief Executive Officer depending on the amount of bonus achieved by him.

Cash Compensation

Cash compensation paid to the Company’s executive officers consists primarily of salary and bonus.

We believe that base salaries for the Company’s executive officers are competitive when the following factors are considered: (1) base salaries of similarly sized or otherwise comparable companies, (2) the contributions of the executive officers to the Company’s development and growth, and (3) their experience, responsibilities and achievements. We determine base salaries for executive officers through a subjective assessment of responsibilities and position within the Company, individual performance, and the Company’s overall performance. No specific corporate performance measures are considered.

In March 2005, we recommended to the Board of Directors, and the Board of Directors approved, a bonus plan for certain of our key employees, including our executive officers, that was similar to the bonus plans of previous years. Under the bonus plan, each participant was eligible to receive a cash payment equal to a percentage of the participant’s base salary, which percentage was dependent on the achievement of specified levels of financial performance of the Company for the fiscal year ended December 31, 2005. The bonus payment for our corporate-level executive officers was based on the Company’s consolidated earnings per share. The bonus payment for our regional-level executive officers was based on both regional pre-tax income and consolidated earnings per share. All of our executive officers earned the maximum potential bonuses under this program for 2005.

Stock Options

We consider incentive compensation in the form of stock options to be an integral, important and relatively large part of executive compensation in particular and employee compensation generally. Other than the grant under the CEO Equity Incentive Plan approximately five years prior to the Company’s initial public offering, we have granted all stock options with an exercise price no less than the fair market value of our common stock on the grant date.

We grant stock options generally to executive officers and other key employees upon their commencement of employment and annually near the beginning of each year. When making grants, we consider factors specific to each employee such as salary, position and responsibilities. We also consider factors such as the rate of the Company’s development and growth. Option grants relating to recruiting and employment offers and special circumstances are recommended by management.

Effective commencing as of January 1, 2006, we are required to use the fair-value method of accounting for stock-based employee compensation, including our stock options. We have historically accounted for stock-based employee compensation under the intrinsic value method, which generally has not required the recognition of compensation expense for stock options. We will now be required to recognize compensation expense with respect to all stock options granted or modified after January 1, 2006 and all unvested stock options as of January 1, 2006 that were issued subsequent to our initial public offering in October 2003. As a result of these new accounting rules, we are likely to grant fewer stock options than have been granted in previous years. In 2005, we accelerated the vesting schedules and established atypical vesting schedules of the following options in part to avoid compensation expense in future periods that would otherwise result from the effectiveness of the new accounting rules.

On January 10, 2005, we amended the vesting schedule of a total of 857,000 options granted to employees in 2004, accelerating the vesting schedule to make all unvested shares subject to the options exercisable on January 10, 2005. We decided to accelerate the vesting schedule of these options primarily as a supplement to compensation due to an expected reduction of cash bonuses to employees for the 2004 calendar year. The bonus formula established by the Company in January 2004 resulted in reduced 2004 bonuses for many LKQ employees as compared to 2003.

On January 14, 2005, we made the 2005 annual grant of stock options to employees covering a total of 844,000 shares of our common stock at an exercise price of $8.84 per share. The vesting schedule for each of these options is as follows:  June 14, 2005 with respect to 50% of the number of shares subject to such option and, with respect to an additional 5.555% of the number of shares subject to such option, January 14, 2006 and each six month anniversary thereafter until January 14, 2010.

On January 28, 2005, we granted options to certain executive officers to purchase a total of 600,000 shares of our common stock at an exercise price of $8.33 per share. We granted these options in recognition of the performance of such executive officers in 2004. The options were immediately exercisable with respect to all of the shares subject to the options.

Retirement Plans

We have a 401(k) plan covering substantially all of our employees, including our executive officers, who have been employed for at least six months. The 401(k) plan allows participants to defer their salary in amounts up to the statutory limit each year. We currently make matching contributions equal to 50% of the portion of the participant’s contributions that does not exceed 6% of the participant’s salary. We may, at our sole discretion, make annual profit-sharing contributions to participants. Each participant is fully vested in such participant’s contributions and any earnings they generate. Each 401(k) participant becomes vested in our matching contributions, and any earnings they generate, in the amounts of 50%, 75% and 100% after two, three and four years of service, respectively. Each participant becomes vested in our profit sharing contributions, if any, and any earnings they generate, in the amounts of 25%, 50%, 75% and 100% after one, two, three and four years of service, respectively.

We also have two plans that supplement the 401(k) plan for highly compensated employees, or HCEs. The first supplemental plan was adopted in August 1999. In October 2004, Congress passed a law requiring certain changes to our supplemental plan. In March 2005, we adopted a second supplemental plan (effective as of January 1, 2005). The second supplemental plan is substantially similar to the first plan, except for changes made in an attempt to comply with the 2004 law, which relate to the timing and form of payments under the plan. The first supplemental plan remains in effect for contributions made prior to December 31, 2004. The second supplemental plan applies to contributions commencing as of January 1, 2005.

All of our executive officers are HCEs. The tax laws impose a maximum percentage of salary that can be contributed each year by HCEs to our 401(k) plan depending on the participation level of non-HCEs. The supplemental plans operate similarly to the 401(k) plan except that contributions by HCEs to the supplemental plans are not subject to the statutory maximum percentage. The terms of the supplemental plans impose a maximum annual contribution on each participant of 50% of the HCE’s salary and 100% of commissions and bonuses. In addition, the supplemental plans authorize the Compensation Committee to set a maximum annual contribution amount, which is currently $50,000. Each quarter we transfer from the supplemental plans to the 401(k) plan, on behalf of each HCE who so elects, the maximum amount that could have been contributed directly to the 401(k) plan. The balance remaining in each HCE’s account in the supplemental plans is a general asset of ours, and in the event of our insolvency, the HCE would be a general, unsecured creditor with respect to such amount.

Chief Executive Officer Compensation

Joseph M. Holsten joined us as our President and Chief Executive Officer in November 1998 shortly after we commenced operations. We believe that Mr. Holsten’s experience, dedication and industry knowledge have been important to the ongoing growth of our Company. Mr. Holsten’s annual compensation, including base salary, bonus potential and stock option awards, was determined for 2005 using substantially the same criteria that were used to determine the compensation of other executive officers. Mr. Holsten’s base salary for 2005 was $450,000. Based on the Company’s performance in 2005, Mr. Holsten received a bonus payment in March 2006 of $675,000.

On January 10, 2005, the option to purchase 100,000 shares of our common stock at $8.98 per share, which was granted to Mr. Holsten on January 9, 2004, was amended (with all other options granted to employees on that date) to make it immediately exercisable in full. On January 14, 2005, Mr. Holsten was granted a stock option to purchase 100,000 shares of our common stock at an exercise price of $8.84 per share. This option is exercisable with respect to 50% of the total number of shares subject to the option on June 14, 2005 and with respect to an additional 5.555% of the total number of shares subject to the option on January 14, 2006 and on each six month anniversary thereafter until January 14, 2010. The fair value of this option grant, calculated in accordance with Financial Accounting Standard 123, was $408,500. On January 28, 2005, Mr. Holsten was granted a stock option to purchase 342,000 shares of our common stock at an exercise price of $8.33 per share. This option was immediately exercisable on January 28, 2005. The fair value of this option grant, calculated in accordance with Financial Accounting Standard 123, was $1,162,800.  As of December 31, 2005, Mr. Holsten held options to purchase a total of 1,364,500 shares, of which 1,154,555 were exercisable. The value of the options to purchase the 1,154,555 shares, measured by the amount that the market value of LKQ common stock on December 30, 2005 ($17.31) exceeded each option’s exercise price, was $11,917,756.

In 2005, Mr. Holsten did not receive any grants of restricted stock or performance shares, any material perquisites, any deferred compensation (other than pursuant to our retirement plans), or any reimbursements for the payment of taxes. Mr. Holsten currently is not entitled to any cash severance payment upon a change of control or upon his termination of employment. In our view, Mr. Holsten’s total compensation for 2005 properly reflected the Company’s performance and his performance.

A. Clinton Allen, Chairman Robert M. Devlin John F. O’Brien

PERFORMANCE GRAPH

The following graph compares the percentage change in the cumulative total returns on our common stock, the NASDAQ Stock Market (U.S.) Index and the following group of peer companies (the “Peer Group”): Copart Inc., Keystone Automotive Industries Inc., Aftermarket Technology Corp., and Standard Motor Products, Inc., for the period beginning on October 2, 2003 (the date that our registration statement for our initial public offering became effective) and ending on December 31, 2005 (which was the last day of our 2005 fiscal year). Insurance Auto Auctions, Inc., which was in the Peer Group last year, was excluded this year because it was aquired by a private equity firm in May 2005 and is no longer publicly-traded. The stock price performance in the following graph is not necessarily indicative of future stock price performance. The graph assumes that the value of an investment in the Company’s common stock, the NASDAQ Stock Market (U.S.) Index and the Peer Group was each $100 on October 2, 2003 and that all dividends were reinvested (except in our case because we did not pay dividends on our common stock).

Comparison of Cumulative Return
Among LKQ Corporation, the NASDAQ Stock Market (U.S.) Index and the Peer Group

	10/02/03	12/31/03	12/31/04	12/31/05
LKQ Corporation	$100	$120	$134	$231
NASDAQ Stock Market (U.S.) Index	$100	$109	$119	$120
Peer Group	$100	$132	$184	$173

CERTAIN TRANSACTIONS

We have entered into a number of related party transactions that we believe are on terms no less favorable to us than otherwise could have been obtained from unaffiliated parties.

Facilities Leases

We lease various properties where our facilities operate. Three of those properties are owned by affiliates of Leonard A. Damron, a Named Executive Officer and stockholder. Our subsidiaries lease properties from these affiliates of Mr. Damron in Crystal River, Florida; Melbourne, Florida; and Jenkinsburg, Georgia. The aggregate annual rent under these three leases was approximately $794,000 in 2005. Each of these leases was negotiated in 1998 on an arms-length basis in connection with our acquisition of Mr. Damron’s business.

Three properties we leased in 2005 were owned or co-owned by Steven H. Jones, a Named Executive Officer and stockholder. Our subsidiaries leased properties from Mr. Jones in Topeka and Lawrence, Kansas. The aggregate rental under these three leases was approximately $152,000 in 2005. Each of these three leases was negotiated in 1999 on an arms-length basis in connection with our acquisition of Mr. Jones’ business. In December 2005, we exercised our rights to purchase the properties that were subject to the leases with Mr. Jones for a purchase price that included approximately $1,512,000 received by Mr. Jones and his wife.

Reimbursements to our Chairman

Donald F. Flynn, the Chairman of the Board and a stockholder, is the sole owner of Flynn Enterprises. Mr. Flynn and certain employees of Flynn Enterprises incur expenses in connection with work they perform on our behalf. We reimburse Flynn Enterprises for such expenses. We also reimburse Flynn Enterprises for the use of an airplane which we use from time to time for business trips. We reimbursed Flynn Enterprises approximately $122,000 for such expenses in 2005.

Fee Warrants

Our financial results for the third quarter of 2000 caused us to breach certain covenants of our credit facility including the covenants relating to operating income and minimum required ratio of funded debt to earnings before interest, taxes, depreciation and amortization. On February 14, 2001, we entered into an amendment to the credit agreement with our banks that waived the breaches and modified certain of the covenants.

As part of the amendment, the banks required that our stockholders guaranty $10 million of our debt, with the guaranties secured by letters of credit or other highly liquid collateral acceptable to the banks. All of our stockholders were given the opportunity to participate in this transaction. Thirty of our stockholders provided the guaranties, including the following persons: Donald F. Flynn, Chairman of the Board; Kevin F. Flynn, former director and son of Donald Flynn; Brian J. Flynn, son of Donald Flynn; Robert W. Flynn, brother of Donald Flynn; H. Bradley Willen, Vice President—Midwest Region; Stuart P. Willen, Vice President—Special Projects and father of H. Bradley Willen; Todd D. Willen, brother of H. Bradley Willen; and Leonard A. Damron, Senior Vice President—Southeast Region.

In exchange for providing the guaranties, each guarantor received certain rights, including a guaranty fee. The guaranty fee consisted of each guarantor’s pro rata portion of warrants, referred to herein as fee warrants, to purchase a total of 3,922,224 shares of our common stock (10% of our then outstanding shares of common stock assuming exercise of these warrants) at an exercise price of $1.00 per share. The number of shares of common stock subject to the warrants received by each of the persons identified above is as follows:

Donald F. Flynn	436,488
Kevin F. Flynn	436,244
Brian J. Flynn	436,244
Robert W. Flynn	196,112
H. Bradley Willen	62,036
Stuart P. Willen	99,938
Todd D. Willen	60,626
Leonard A. Damron	1,002,070

As of February 14, 2006 (the expiration date of the warrants), all of these warrants had been exercised.

Related Party Employees

During fiscal year 2005, Casey L. Damron and M. Chad Damron, sons of Leonard A. Damron, our Senior Vice President—Southeast Region, were employed by us as a Plant Manager—Sales & Marketing and a Plant Manager—Operations, respectively. Casey L. Damron was paid an aggregate salary (including bonus and amounts paid as matching contributions under our retirement plans) of $183,600 for his services during the year, and M. Chad Damron was paid an aggregate salary (including bonus and amounts paid as matching contributions under our retirement plans) of $183,600 for his services during the year. Both Casey L. Damron and M. Chad Damron participate in a nonqualified retirement plan for certain employees of one of our subsidiaries that we agreed to continue when the subsidiary was acquired. We fund the plan through premium payments on life insurance policies that we own and maintain to meet the obligations under the plan. Todd D. Willen, brother of H. Bradley Willen, our Vice President—Midwest Region, was employed by us as a Plant Manager during 2005 and was paid an aggregate salary (including bonus and amounts paid as matching contributions under our retirement plans) of $310,219 for his services during the year. Stuart P. Willen, the father of H. Bradley Willen, held various officer positions with us during 2005 and was paid an aggregate salary (including bonus and amounts paid as matching contributions under our retirement plans) of $382,267 for his services during the year.

SOLICITATION OF PROXIES

The Board of Directors will solicit your proxy by mail. Your proxy may also be solicited by our directors, officers or other employees personally or by mail, telephone, facsimile or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them. The entire cost of the solicitation by our Board of Directors will be borne by us.

SUBMITTING YOUR PROPOSALS FOR THE 2007 ANNUAL MEETING

According to the rules of the Securities and Exchange Commission, if you want to submit a proposal for inclusion in the proxy material to be distributed by us in connection with our 2007 annual meeting of stockholders, you must do so no later than December 7, 2006. Your proposal should be submitted in writing to the Secretary of the Company at our principal executive offices. In addition, our bylaws require that in order for you to properly bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Secretary of the Company at our principal executive offices, not less than 60 nor more than 90 days prior to the meeting date. In the event that we provide less than 70 days notice or prior public disclosure of the date of the meeting, your notice, in order to be timely, must be received by us not later than the close of business on the tenth day following the day on which we mailed our notice or gave other disclosure of the meeting date. Your notice must include your name and address as it appears on our records and the number of shares of our capital stock you beneficially own. In addition, (1) for proposals other than nominations for the election of directors, your notice must include a description of the business you want brought before the meeting, your reasons for conducting that business at the meeting, and any material interest you have in that business, and (2) for proposals relating to nominations of directors, your notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

GENERAL

It is important that your proxy be returned promptly. Whether or not you are able to attend the meeting, you are urged, regardless of the number of shares owned, to mark, date, sign and return without delay your proxy card in the enclosed addressed envelope.

By Order of the Board of Directors
Victor M. Casini Vice President, General Counsel and Secretary

Appendix A

LKQ Corporation

Long Term Incentive Plan

1.   Purpose.   The purpose of the LKQ Corporation Long Term Incentive Plan (the “Plan”) is to advance the interests of LKQ Corporation (the “Company”) by providing for long-term performance awards for officers and other key persons of the Company or one or more of its subsidiaries so as to attract and retain such persons, make their compensation competitive with other opportunities, and cause them to strive to increase the Company’s cumulative returns to its stockholders.

2.   Administration.   The Plan shall be administered (the “Administrator”) by the Compensation Committee of the Board of Directors of the Company. The Board of Directors of the Company (the “Board”) may hereafter in its discretion designate the Board or a committee thereof to administer the Plan, in which event such other administrator shall be deemed the “Administrator” hereunder.

3.   Participants; Performance Periods; Portion of Awards.

(a)   Participants in the Plan shall be selected by the Administrator.

(b)   For purposes hereof, each “Performance Period” during the term of the Plan shall begin on January 1 and shall terminate on December 31 of the third calendar year ending thereafter. The first Performance Period pursuant to the Plan shall begin on January 1, 2006 and end on December 31, 2008.

(c)   If a person becomes a participant in the Plan during any Performance Period, the participant’s award for such Performance Period shall be prorated to reflect such participant’s actual number of full months of participation; provided, however, such proration shall not be applicable to participants designated by the Administrator on the date of adoption of the Plan by the Compensation Committee of the Board with respect to the first Performance Period.

4.   Performance Awards.

(a)   Subject to Section 4(d) below, each participant in the Plan shall be entitled to a performance award equal to the product of such participant’s annual base salary (as of the last day of the applicable Performance Period) multiplied by such participant’s  “Award Percentage” (as defined in Section 4(b) below).

(b)   The Administrator shall assign for each Participant (1) a range of base salary percentages (the “EPS Component”) to a range of EPS Growth percentages; (2) a range of base salary percentages (the “Revenue Component”) to a range of Revenue Growth percentages; and (3) a range of base salary percentages (the “ROE Component”) to a range of ROE Growth points. For purposes of the Plan, the number and percentages assigned to a particular participant pursuant to the immediately preceding sentence shall be collectively referred to as the “Award Components.” A sample Award Component Matrix is attached hereto as Exhibit 1. Each participant’s “Award Percentage” shall mean the sum of (1) the EPS Component that corresponds to the Company’s EPS Growth, (2) the Revenue Component that corresponds to the Company’s Revenue Growth, and (3) the ROE Component that corresponds to the Company’s ROE Growth. For purposes of the Plan:

(i)    “EPS Growth” shall mean the percentage growth of the Company’s diluted net income per share, as disclosed by the Company on its audited financial statements, from the “Base Year” (as defined below) to the “Final Year” (as defined below).

(ii)   “Revenue Growth” shall mean the percentage growth of the Company’s revenue, as disclosed by the Company on its audited financial statements, from the Base Year to the Final Year.

(iii)  “ROE Growth” shall mean the amount (expressed in basis points) by which the Company’s return on equity (total net income for such year divided by the average total stockholders’ equity for the four quarters of such year) for the Final Year exceeds the Company’s return on equity for the Base Year.

(iv)  “Base Year” shall mean the year ended December 31 in the year immediately preceding the applicable Performance Period.

(v)    “Final Year” shall mean the year ended on the last day of such Performance Period.

(c)   In the event of any change in corporate capitalization of the Company, such as a stock split, stock dividend or other distribution of stock, a proportionate adjustment shall be made to the calculation of the awards granted hereunder.

(d)   Notwithstanding any other provisions of the Plan to the contrary, the following provisions shall be applicable to participation in the Plan by any individual whose total compensation for any year exceeds the amount specified by Section 162(m) of the Internal Revenue Code of 1986, as amended, if any portion of such participant’s compensation would otherwise be non-deductible by the Company pursuant to that Section:

(i)    Each such participant’s performance award for any Performance Period shall be based solely on the achievement of the goals applicable pursuant to Section 4 (b) above.

(ii)   With respect to each such participant, no bonus shall be payable hereunder except upon written certification by the Administrator that the applicable performance goals have been satisfied to a particular extent.

(iii)  The specific performance goals to be attained for the year shall be determined by a committee consisting of at least two members of the Board each of whom shall qualify as an “outside director” (within the meaning of Section 162(m) of the Code).

(iv)  The specific performance goals shall be established by such committee no later than 90 days after the beginning of the Performance Period to which they relate.

5.   Cash and Deferred Awards.

(a)   Performance awards for each Performance Period shall be payable as follows:

(i)    An amount equal to 50% of the performance award (the “Cash Award”) shall be paid in cash as soon as practicable after the end of the Performance Period (but in no event later than March 15 of the year following the end of the Performance Period); and

(ii)   An amount equal to 50% of the performance award (the “Deferred Award”), including interest thereon as set forth in Section 6 hereof, shall be paid in cash as soon as practicable after the date of vesting (but in no event later than March 15 of the year following the date of vesting), determined pursuant to Section 7 hereof.

(b)   Subject to Section 4(c) above, the maximum amount of a performance award that may be awarded pursuant to Section 4(b) hereof to a participant with respect to any Performance Period pursuant to this Plan shall be limited to $3,000,000. The Deferred Award portion of each performance award shall accrue interest as contemplated by Section 6 hereof.

6.   Interest on Deferred Award.   An amount equal to the Deferred Award granted to each participant pursuant hereto shall be credited to a bookkeeping account maintained by the Company in the name of each participant (a “Deferred Account”) as of the last day of each Performance Period with respect to which a Deferred Award is payable. The portions of a participant’s Deferred Award shall accrue interest from the first day after the end of the applicable Performance Period until the date such portion has vested, at a rate per annum equal to the Prime Rate (as published in The Wall Street Journal) adjusted quarterly on the first day of each January, April, July and October.

7.   Vesting.

(a)   A participant whose employment with the Company or one of its subsidiaries is terminated during any Performance Period shall not be entitled to the payment of a performance award under the Plan for such Performance Period, except for termination following a Change of Control (as defined in Section 8).

(b)   A participant’s right to receive a Cash Award for any Performance Period shall vest on the close of business on the last day of such Performance Period.

(c)   A participant’s right to receive a Deferred Award or any portion thereof for any Performance Period shall vest with respect to one-third of the Deferred Award on each one year anniversary of the end of the Performance Period to which the Deferred Award relates, over a total of three years; provided that if the participant is not an employee of the Company or one of its subsidiaries on any such date, then such award or any portion thereof shall not vest, except as hereinafter provided. If the participant is not an employee of the Company or one or more of its subsidiaries on any such date as a result of the participant’s normal retirement at the age of 65, death or total disability, the participant or his beneficiary designated pursuant to Section 10 hereof shall be entitled to payment of the entire Deferred Award as soon as practicable after such attainment of normal retirement age, death or total disability. An individual shall be deemed to have suffered a “total disability,” pursuant to §409A(a)(2)(C) of the Code, if the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period not less than three (3) months under an accident and health plan covering employees of the Company.

8.   Change of Control.   In the event of a Change of Control of the Company, (i) each Performance Period which has not yet ended shall end as of the calendar quarter coincident with or next following the date of such Change of Control, (ii) each unpaid Cash Award from such Performance Periods and each unpaid Deferred Award from such Performance Periods and from prior Performance Periods shall vest as of the close of the business on the last day of each such Performance Period (as determined in accordance with clause (i)), (iii) the Administrator shall cause the performance awards payable to participants to be promptly calculated, and (iv) the Company shall pay such performance awards to participants as promptly as practicable following the Administrator’s determination, notwithstanding any Plan provision to the contrary. In calculating the performance awards payable to participants in connection with a Change of Control, the Administrator shall (a) decrease the Award Components on a pro rata basis to account for the decreased length of the applicable Performance Period, and (b) discount the performance awards to account for the time value of money as required by Section 162(m) of the Code. For purposes of this Section 8, Change of Control shall have the same meaning as defined in IRS Prop. Reg. Sec. 1.409A-3(g)(5). Notwithstanding the foregoing, Change of Control shall have the same meaning as defined in the Company’s 1998 Equity Incentive Plan, as amended from time to time, solely with respect to Cash Awards.

9.   Participants’ Interest.   A participant’s benefits hereunder shall at all times be reflected on the Company’s books as a general unsecured and unfunded obligation of the Company and the Plan shall not give any person any right or security interest in any asset of the Company nor shall it imply any trust or segregation of assets by the Company.

10.   Designation of Beneficiaries.   A participant from time to time may name in writing any person or persons (who may be named concurrently, contingently or successively) to whom his or her benefits are to be paid if he or she dies before complete payment of such benefits. Each such beneficiary designation will revoke all prior designations by the participant with respect to the Plan, shall not require the consent of any previously named beneficiary, shall be in a form prescribed by the Administrator, and will be effective only when filed with the Administrator during the participant’s lifetime. If the participant fails to designate a beneficiary before his or her death, as provided above, or if the beneficiary designated by the participant dies before the date of the participant’s death or before complete payment of the participant’s benefits, the Company, in its discretion, may pay the remaining unpaid portion of the participant’s benefits to either (i) one or more of the participant’s relatives by blood, adoption or marriage and in such proportion as the Company determines; or (ii) the legal representative or representatives of the estate of the last to die of the participant and his or her designated beneficiary.

11.   Facility of Payment.   If a participant or his or her beneficiary is entitled to payments under the Plan and in the Company’s opinion such person becomes in any way incapacitated so as to be unable to manage his or her financial affairs, the Company may make payments to the participant’s or such beneficiary’s legal representative, or to a relative or friend of the participant or beneficiary for such person’s benefit, or the Company may make payments for the benefit of the participant or beneficiary in any manner that it considers advisable. Any payment made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment hereunder.

12.   Non-Alienation of Benefits.   All rights and benefits under the Plan are personal to the participant and neither the Plan nor any right or interest of a participant or any person arising under the Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company’s consent.

13.   Withholding for Taxes.   Notwithstanding any other provisions of this Plan, the Company may withhold from any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Internal Revenue Code or the Social Security Act or any state’s income tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

14.   No Employment Rights.   The Plan is not a contract of employment and participation in the Plan will not cause any participant to have any rights to continue as an employee of the Company (or any affiliated entity), or any right or claim to any benefit under the Plan, unless the right or claim has specifically vested under the Plan.

15.   Administrator or Company Determinations Final.   Each determination provided for in the Plan shall be made by the Administrator or the Company, as the case may be, under such procedures as may from time to time be prescribed by the Administrator or the Company. Any such determination shall be conclusive. The Administrator, in its sole and absolute discretion, may reduce, but not increase, the amount of any award otherwise payable to a participant, based on any subjective or objective factors that the Administrator determines to be appropriate. Notwithstanding any other provisions of the Plan to the contrary, neither the Company nor the Administrator is empowered to make any determinations hereunder that cause the Plan to fail to comply with the requirements of Section 162(m) of the Code.

16.   Amendment or Termination.   The Administrator may in its sole discretion terminate or amend the Plan from time to time. No such termination or amendment shall alter a participant’s right to receive a vested award under the Plan.

17.   Successors.   Unless otherwise agreed to, the Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise

18.   Controlling Law.   The Plan shall be construed in accordance with the internal laws of the State of Illinois, and shall be operated and administered in accordance with §409A of the Code, to the extent applicable.

19.   Date of Adoption.   The Plan has been adopted by the Compensation Committee of the Board as of January 27, 2006, subject to stockholder approval, and by the stockholders of the Company as of May     , 2006.

Exhibit 1

Award Component Matrix

Participant:
Performance Period:

EPS	EPS
GROWTH (%)	COMPONENT (%)

REVENUE	REVENUE
GROWTH (%)	COMPONENT (%)

ROE GROWTH	ROE
(basis points)	COMPONENT (%)

[ LOGO ]

LKQ CORPORATION

120 North LaSalle Street

Chicago, Illinois 60602

Annual Meeting of Stockholders on May 8, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of LKQ Corporation, a Delaware corporation, does (do) hereby constitute and appoint Victor M. Casini and Walter P. Hanley, and each of them, the true and lawful attorneys-in-fact of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of said corporation, to be held at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois, on Monday, May 8, 2006 at 2:00 p.m., local time, and at any continuation or adjournment thereof, and to vote all the shares of LKQ Corporation that the undersigned is entitled to vote, as fully as the undersigned might or could do if personally present at the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 6, 2006, and a copy of the Company’s 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2006. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of the Company, gives notice of such revocation.

This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder. WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR THE NOMINEES SET FORTH BELOW, FOR THE APPROVAL OF THE LONG TERM INCENTIVE PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.

(Continued and to be signed on the reverse)

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.	Election of Directors—		Vote	For All	3. The ratification of the
	Nominees: A. Clinton Allen, Robert M.	For	Withheld	Except	appointment of Deloitte &	For	Against	Abstain
	Devlin, Donald F. Flynn, Joseph M. Holsten, Paul M. Meister, John F. O’Brien and William M. Webster, IV				Touche LLP as independent registered public accountants of LKQ Corporation for the fiscal year ending December 31, 2006

INSTRUCTION: To withhold your vote for any individual nominee, write that nominee’s name on the line provided below:

2.	Approval of the LKQ Corporation Long	For	Against	Abstain	4. With discretionary authority
Term Incentive Plan					upon such other matters as may properly come before the meeting

					Dated:			, 2006

Signature

Signature if held jointly

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲   FOLD AND DETACH HERE  ▲

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.